Exhibit 5.1
November 24, 2010
Cabot Microelectronics Corporation
870 North Commons Drive
Aurora, Illinois 60504
Re:	Cabot Microelectronics Corporation Registration Statement on Form S-8 (the “Registration Statement”)
Ladies and Gentlemen:
          We have acted as special counsel for Cabot Microelectronics Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 of the offer and sale of up to 500,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) pursuant to the Cabot Microelectronics Corporation 2007 Employee Stock Purchase Plan, as Amended and Restated January 1, 2010 (the “Plan”).
          This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the “Commission”) under the Act; (ii) the Amended and Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the reservation of issuance of the Common Stock, the filing of the Registration Statement and the Plan. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
          Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement when issued in accordance with the terms and conditions of the Plan will be legally issued, fully paid and non-assessable shares of Common Stock.
          The foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware, and we express no opinion herein as to any other laws, statutes, regulations or ordinances.
          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Winston & Strawn LLP

Winston & Strawn LLP